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                                                                   EXHIBIT 23.3

                                          [LETTERHEAD OF INFOTECH, INCORPORATED]




MEMO TO:  Ted Fundoukos, Prudential Securities
Via Fax: 1.310.728.2200
FROM:  Julie B. Schwerin, InfoTech

This letter serves as permission for Prudential Securities Incorporated to make reference to InfoTech and to use data provided by InfoTech in a Registration Statement No. 333-32444 filed with the SEC on behalf of Future Media Productions, Inc. We understand and hereby provide our permission for the use of our name and data to be included in the Registration Statement No. 333-32444 provided that the following stipulations are met:

1. Please note that the client and Prudential Securities Incorporated are responsible for the accurate application of any InfoTech time-series data and the attachment of InfoTech data to its source and copyright in any subsequent publication. No other party is authorized to reprint in part or total.

2. InfoTech time-series data delivered to clients may not be incorporated into a document sold or underwritten for its content value except under fair use as provided in copyright law.

3. To ensure the accuracy of information in fast-changing times, InfoTech time-series data may not be introduced into a publication more than 18 months after release by InfoTech.

Please rely on us for any additional clarification with regard to the application or interpretation of InfoTech time-series data in valuing business properties. We appreciate the opportunity to be of service and wish you every success.

/s/ Julir B. Schwerin